Exhibit 1(e)

AMENDMENT NO. 1

to the

SECOND AMENDED AND RESTATED U.S. DISTRIBUTION AGREEMENT

dated as of April 16, 2002

GENERAL ELECTRIC CAPITAL CORPORATION

AMENDMENT NO. 1, dated as of November 22, 2002, to the Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002 (as so amended and restated, the “U.S. Distribution Agreement”) among General Electric Capital Corporation (the “Company”) and the other parties thereto. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the U.S. Distribution Agreement.

WHEREAS, as of the date hereof, the Company and the Agents desire to amend the U.S. Distribution Agreement to provide for the revised Administrative Procedures attached hereto.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Exhibit B—General Electric Capital Corporation Global Medium-Term Notes, Series A Administrative Procedures. Exhibit B—Administrative Procedures is hereby deleted in its entirety and replaced by the Administrative Procedures attached hereto as Exhibit B.

2.    Governing Law.    This Amendment No. 1 to the U.S. Distribution Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be performed in such State.

3.    Miscellaneous.    All provisions of this Amendment No. 1 shall be deemed to be incorporated in, and made part of, the U.S. Distribution Agreement, and the U.S. Distribution Agreement, as amended and supplemented by this Amendment No. 1, shall be read, taken and construed as one and the same instrument. This Amendment No. 1 may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 as of the date first written above.

GENERAL ELECTRIC CAPITAL CORPORATION

By	/S/ KATHRYN A. CASSIDY

Kathryn A. Cassidy Senior Vice President—Corporate Treasury and Global Funding Operation

DEUTSCHE BANK SECURITIES INC.

By	/S/ ERICH MAUFF

Name: Erich Mauff
Title: Managing Director

By	/S/ PETER BURGER

Name: Peter Burger
Title: Director

GECC CAPITAL MARKETS GROUP, INC.

By	/S/ MARK S. BARBER

Name: Mark S. Barber Title: Executive Vice President

GOLDMAN, SACHS & CO.

/S/ GOLDMAN, SACHS & CO.

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J.P. MORGAN SECURITIES INC.

By	/S/ CARL J. MEHLDAU JR.

Name: Carl J. Mehldau Jr.
Title: Vice President

LEHMAN BROTHERS INC.

By	/S/ MARTIN GOLDBERG

Name: Martin Goldberg
Title: Senior Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By	/S/ SCOTT PRIMROSE

Name: Scott Primrose
Title: Authorized Signatory

SALOMON SMITH BARNEY INC.

By	/S/ MARTHA D. BAILEY

Name: Martha D. Bailey
Title: Senior Vice President

UBS WARBURG LLC

By	/S/ SCOTT A. YEAGER

Name: Scott A. Yeager
Title: Managing Director

By	/S/ JOHN DOHERTY

Name: John Doherty
Title: Director

EXHIBIT B

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

ADMINISTRATIVE PROCEDURES

The Global Medium-Term Notes, Series A (the “Notes”), are to be offered on a continuous basis by General Electric Capital Corporation (the “Company”). Each of Deutsche Bank Securities Inc., GECC Capital Markets, Goldman, Sachs & Co., J.P. Morgan Securities Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc. and UBS Warburg LLC (each an “Agent”) has agreed to solicit offers to purchase the Notes in registered form. The Notes are being sold pursuant to a Second Amended and Restated U.S. Distribution Agreement dated as of April 16, 2002, as amended (the “Agreement”) between the Company and the Agents. In the Agreement, each Agent has agreed to use its best efforts to solicit purchases of the Notes. Each Agent, as principal, may purchase Notes for its own account and if it does so, the Company and such Agent will enter into a terms agreement, as contemplated by the Agreement.

The Notes are to be issued pursuant to a Third Amended and Restated Indenture dated as of February 27, 1997, between the Company and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as successor trustee (the “Trustee”) as supplemented by the First Supplemental Indenture dated as of May 3, 1999, the Second Supplemental Indenture dated as of July 2, 2001 and the Third Supplemental Indenture dated as of November 22, 2002 (the Third Amended and Restated Indenture, as supplemented, the “Indenture”). Subject to the terms and conditions of the Indenture, and unless otherwise provided, all Securities of the same series having identical terms but for authentication date and public offering price (a “Tranche”) need not be issued at the same time. Unless otherwise provided, and subject to the terms and conditions of the Indenture, a Tranche may be reopened for issuance of additional Securities in such Tranche. The Company has initially appointed the Trustee, at its corporate trust office in The City of New York, as the registrar (the “Registrar”) for the Notes. The

Company has authorized the issuance of Notes to and through the Agents pursuant to the terms of this Agreement. The Notes will be issued in registered form. Notes will bear interest at a fixed rate (the “Fixed Rate Notes”), which may be zero in the case of certain original issue discount notes (the “OID Notes”), or at floating rates (the “Floating Rate Notes”). Fixed Rate Notes may (i) pay a level amount in respect of both interest and principal amortized over the life of the Notes (the “Amortizing Notes”), (ii) pay an amount in respect of principal determined by the relationship between (x) the currency base rate of a unit of the face amount currency per unit of the Indexed Currency specified on the face of such Note and (y) the spot rate (as derived in accordance with such Note) expressed in terms of a unit of the face amount currency per unit of such Indexed Currency for an amount of such Indexed Currency equal to the face amount of such Note on the Index Determination Date specified on the face of such Note (“Indexed Notes”) and (iii) provide for payment of both principal and interest to be made, at the election of the Company, in the Optional Payment Currency specified on the face of such Note at the Designated Exchange rate specified on the face thereof with certain adjustments to the payment of principal if such Note is redeemed prior to the Maturity Date or if payment thereon is accelerated (“Dual Currency Notes”). The Notes will be issued in U.S. dollars or other currencies (the “Specified Currency”). Each Note will be represented by either a Global Security (as defined below), beneficial interests in which will be recorded in book-entry systems maintained by one or more of The Depository Trust Company (“DTC”), Clearstream Banking, Société Anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), (a “Book-Entry Note”) or a certificate delivered to the holder thereof or a person designated by such holder (a “Certificated Note”). Each Global Security will be delivered either to the Trustee, as agent for DTC, or to a common depositary (the “Common Depositary”) for Clearstream, Luxembourg and/or Euroclear. Except in limited circumstances, an owner of a Book-Entry Note will not be entitled to receive a Certificated Note.

The Company has appointed Kredietbank S.A. Luxembourgeoise in Luxembourg as listing agent (the “Listing Agent”) for each tranche of Notes that is listed on the Luxembourg Stock Exchange. Notes may be issued that will be listed, quoted and/or traded on or by other European stock exchanges, competent listing authorities and/or quotation systems (such Notes, along with Notes listed on the Luxembourg Stock Exchange, “Listed Notes”) in each case in accordance with the listing rules (as the same may be amended from time to time) of such stock exchange, competent listing authority and/or quotation system (the “Listing Rules”). Notes may also be issued that will not be listed quoted and/or traded on or by any stock exchange, competent listing authority and/or quotation system.

Book-Entry Notes will be issued in accordance with the administrative procedures set forth in Part I hereof, as they may subsequently be modified as the result of changes in the operating procedures of DTC, Clearstream, Luxembourg and Euroclear, as the case may be, and Certificated Notes will be issued in accordance with the administrative procedures set forth in Part II hereof. Indexed Notes and Dual Currency Notes will only be issued as Certificated Notes. Unless otherwise defined herein, terms defined in the Indenture or the Notes shall be used herein as therein defined.

In case of any conflict between these Administrative Procedures and the Agreement or the Indenture, the terms of the Agreement or the Indenture, respectively, shall govern.

PART I:  ADMINISTRATIVE PROCEDURES FOR BOOK-ENTRY NOTES

In connection with the qualification of the Book-Entry Notes for eligibility in the book-entry systems maintained by DTC, Clearstream, Luxembourg and Euroclear, the Trustee will perform the custodial, document control and administrative functions described below, including, (1) in the case of Book-Entry Notes held through DTC (“DTC Book-Entry Notes”), in accordance with its respective obligations under a Letter of Representations from the Company and the Trustee to DTC, dated as of May 3, 1999 (the “Letter of Representations”), and its obligations as a participant in DTC, including DTC’s Same-Day Funds Settlement System (“SDS”) and (2) in the case of Notes held through Clearstream, Luxembourg and/or Euroclear, in its capacity as Common Depositary.

Issuance:

On any date of settlement (as defined under “Settlement” below) for one or more Book-Entry Notes, the Company will issue a single global security in fully registered form without coupons (a “Global Security”) representing all such Notes that have the same Purchase Price, Settlement Date, Maturity Date, redemption or repayment provisions, Interest Payment Dates, Original Issue Date, original issue discount provisions (if any), and, in the case of Fixed Rate Notes, Interest Rate, modified payment upon acceleration (if any), amortization schedule (if any) or, in the case of Floating Rate Notes, Initial Interest Rate, Interest Payment Dates, Interest Payment Period, Calculation Agent, Base Rate, Index Maturity, Interest Reset Period, Interest Reset Dates, Spread or Spread Multiplier (if any), Alternative Rate Event Spread (if any), Minimum

Interest Rate (if any) and Maximum Interest Rate (if any)and, in each case, any other relevant terms (collectively “Terms”). If DTC Book-Entry Notes having an aggregate principal amount in excess of U.S. $500,000,000 would, but for the preceding sentence, be represented by a single Global Security, then one Global Security will be issued to represent each U.S. $500,000,000 aggregate principal amount of such DTC Book-Entry Notes and an additional Global Security will be issued to represent any remaining principal amount of such DTC Book-Entry Notes. Each Global Security will be dated and issued as of the date of its authentication by the Trustee. Each Global Security will bear an “Interest Accrual Date,” which will be (i) with respect to an original Global Security (or any portion thereof), its original issuance date and (ii) with respect to any Global Security (or any portion thereof) issued subsequently upon exchange of a Global Security, or in lieu of a destroyed, lost or stolen Global Security, the most recent Interest Payment Date to which interest has been paid or duly provided for on the predecessor Global Security or Securities (or if no such payment or provision has been made, the original issuance date of the predecessor Global Security), regardless of the date of authentication of such subsequently issued Global Security. No Global Security will represent any Certificated Note.

Identification

Numbers:

DTC Book-Entry Notes.    The Company has arranged with the CUSIP Service Bureau of Standard & Poor’s Corporation (the “CUSIP Service Bureau”) for the reservation of a series of approximately 900 CUSIP numbers (including tranche numbers) for assignment to the Global Securities representing the DTC Book-Entry Notes. The Company has obtained from the CUSIP Service Bureau a written list of each series of reserved CUSIP numbers and has delivered to the Trustee and DTC the written list of 900 CUSIP numbers of such series. The Trustee will assign CUSIP numbers to Global Securities as described below under Settlement Procedure “B”. DTC will notify the CUSIP Service

Bureau periodically of the CUSIP numbers that the Trustee has assigned to Global Securities. At anytime when fewer than 100 of the reserved CUSIP numbers of either series remain unassigned to Global Securities, the Trustee shall so advise the Company and, if it deems necessary, the Company will reserve additional CUSIP numbers for assignment to Global Securities representing DTC Book-Entry Notes. Upon obtaining such additional CUSIP numbers, the Company shall deliver a list of such additional CUSIP numbers to the Trustee and DTC.

Other Book-Entry Notes.    The Trustee will telephone each of Clearstream, Luxembourg and Euroclear with a request for an ISIN number and Common Code for the Book-Entry Notes represented by each Global Security deposited with the Common Depositary in accordance with Settlement Procedure “B” below.

Registration:

Each Global Security will be registered either, in the case of Notes to be held through DTC, in the name of Cede & Co., as nominee for DTC, or, in the case of Notes to be held through Clearstream, Luxembourg and/or Euroclear, in the name of Chase Nominees Limited, as nominee for the Common Depositary, in each case on the security register maintained under the Indenture. The beneficial owner of a Book-Entry Note (or one or more indirect participants in the relevant clearing system designated by such owner) will designate one or more participants in DTC, Clearstream, Luxembourg or Euroclear, as the case may be (the “Participants”), to act as agent or agents for such owner with respect to such Note in connection with the book-entry system maintained by such clearing system, and such clearing system will record in book-entry form, in accordance with instructions provided by each such Participant, a credit balance with respect to such beneficial owner in such Note in the account of such Participants. The ownership interest of such beneficial owner in such Note will be recorded through the records of such Participants or through the separate records of such Participants and one or more indirect participants in such clearing system.

Transfers:

Transfers of a Book-Entry Note will be accompanied by book entries made by the relevant clearing system and, in turn, by Participants (and in certain cases, one or more indirect participants) acting on behalf of beneficial transferors and transferees of such Note.

Exchanges:

The Trustee may deliver to the relevant clearing system and, in the case of DTC Book-Entry Notes, the CUSIP Service Bureau at any time a written notice of consolidation specifying (i) the CUSIP numbers, ISIN numbers and Common Codes of two or more Outstanding Global Securities that represent Book-Entry Notes having the same Terms and for which interest has been paid to the same date, (ii) a date, occurring at least thirty days after such written notice is delivered and at least thirty days before the next Interest Payment Date for such Book-Entry Notes, on which such Global Securities shall be exchanged for a single replacement Global Security and (iii) a new CUSIP number and/or ISIN number or Common Code to be assigned to such replacement Global Security. Upon receipt of such a notice, each relevant clearing system will send to its Participants (including the Trustee) a written reorganization notice to the effect that such exchange will occur on such date. Prior to the specified exchange date, in the case of DTC Book-Entry Notes, the Trustee will deliver to the CUSIP Service Bureau a written notice setting forth such exchange date and the new CUSIP number and stating that, as of such exchange date, the CUSIP numbers of the Global Securities to be exchanged will no longer be valid. On the specified exchange date, the Trustee will exchange such Global Securities for a single Global Security bearing the new CUSIP number and/or ISIN number or Common Code and a new Interest Accrual Date, and the CUSIP numbers, if any, of the exchanged Global Securities will, in accordance with CUSIP Service Bureau procedures, be cancelled and not immediately reassigned. Notwithstanding the foregoing, in the case of Global Securities registered in the name of Cede & Co., if the Global Securities to be exchanged exceed U.S. $500,000,000 in aggregate principal amount, one Global Security will be authenticated and issued to represent each U.S. $500,000,000 principal amount of the exchanged Global Security and an additional Global Security will be authenticated and issued to represent any remaining principal amount of such Global Securities (see “Denominations” below).

Maturities:	Each Book-Entry Note will mature on a date from nine months to 60 years from its date of issue.

Notice of Redemption

and Repayment Dates:

The Trustee will give notice prior to each redemption date or repayment date (as specified in the Note), if any, (1) in the case of Notes held through DTC, to DTC at the time and in the manner set forth in the Letter of Representations; (2) in the case of Notes held through Clearstream, Luxembourg and/or Euroclear, to Clearstream, Luxembourg and/or Euroclear through the Common Depositary at the time and in the manner specified by such clearing systems from time to time; and (3) in the case of Listed Notes, at the time and in the manner specified in the relevant Listing Rules.

Denominations:

Book-Entry Notes will be issued in principal amounts of U.S. $1,000 or an integral multiple of U.S. $1,000 in excess thereof, unless otherwise specified in the applicable Pricing Supplement. Global Securities representing DTC Book-Entry Notes will be issued in principal amounts not in excess of U.S. $500,000,000. If DTC Book-Entry Notes having an aggregate principal amount in excess of U.S. $500,000,000 would, but for the preceding sentence, be represented by a single Global Security, then one Global Security will be issued to represent each U.S. $500,000,000 principal amount of such DTC Book-Entry Note or Notes and an additional Global Security will be issued to represent any remaining principal amount of such DTC Book-Entry Note or Notes. In such a case, each of the Global Securities representing such DTC Book-Entry

Note or Notes shall be assigned the same CUSIP number.

Interest:

General.    Interest on each Book-Entry Note will accrue from the Interest Accrual Date of the Global Security representing such Note. Each payment of interest on a Book-Entry Note will include interest accrued to but excluding the Interest Payment Date; provided that in the case of Floating Rate Notes that reset daily or weekly, interest payments will include interest accrued to and including the Record Date immediately preceding the Interest Payment Date, except that at maturity or earlier redemption or repayment, the interest payable will include interest accrued to, but excluding, the maturity date or the date of redemption or repayment, as the case may be. Interest payable at the maturity or upon redemption or repayment of a Book-Entry Note will be payable to the person to whom the principal of such Note is payable. In the case of DTC Book-Entry Notes, Standard & Poor’s Corporation will use the information received in the pending deposit message described under Settlement Procedure “C” below in order to include the amount of any interest payable and certain other information regarding the related Global Security in the appropriate weekly bond report published by Standard & Poor’s Corporation.

Record Dates.    Unless otherwise specified in the applicable Pricing Supplement, the Record Date with respect to any Interest Payment Date shall be the close of business on the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date.

Fixed Rate Book-Entry Notes.    Unless otherwise specified in the applicable Pricing Supplement, interest payments on Fixed Rate Book-Entry Notes, other than Amortizing Notes, will be made semiannually on March 15 and September 15 of each year, (or, if so indicated in such Note, annually on September 15 of each year) and at maturity or upon any earlier redemption or repayment and Book Entry Amortizing Notes will pay principal and interest semiannually each March 15 and September 15, or quarterly each March 15, June 15, September 15, and December 15, and at maturity (or any redemption or repayment date); provided, however, that in the case of a Fixed Rate Book-Entry Note issued between a Record Date and an Interest Payment Date, the first interest payment will be made on the Interest Payment Date following the next succeeding Record Date.

Floating Rate Book-Entry Notes.    Interest payments will be made on Floating Rate Book-Entry Notes monthly, quarterly, semiannually or annually. Unless otherwise agreed upon, interest will be payable, in the case of Floating Rate Book-Entry Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified pursuant to Settlement Procedure “A” below; in the case of Notes with a quarterly Interest Reset Date, on the third Wednesday of March, June, September and December of each year; in the case of Notes with a semi-annual Interest Reset Date, on the third Wednesday of the two months specified pursuant to Settlement Procedure “A” below; and in the case of Notes with an annual Interest Reset Date, on the third Wednesday of the month specified pursuant to Settlement Procedure “A” below; provided however, that if an Interest Payment Date for Floating Rate Book-Entry Notes would otherwise be a day that is not a Business Day with respect to such Floating Rate Book-Entry Notes, such Interest Payment Date will be the next succeeding Business Day with respect to such Floating Rate Book-Entry Notes, except in the case of a LIBOR Note if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day; and provided,further, that in the case of a Floating Rate Book-Entry Note issued between a Record Date and an Interest Payment Date, the first interest payment will be made on the Interest Payment Date following the next succeeding Record Date.

Notice of Interest Payment and Record Dates.    On the first Business Day of January, April, July and October of each year, the Trustee will deliver to the Company and DTC a written list of Record Dates and Interest Payment Dates that will occur with respect to DTC Book-Entry Notes during the six-month period beginning on such first Business Day.

Calculation of Interest:	Fixed Rate Book-Entry Notes. Interest on Fixed Rate Book-Entry Notes (including interest for partial periods) will be calculated on the basis of a year of twelve thirty-day months.

Floating Rate Book-Entry Notes.    Interest rates on Floating Rate Book-Entry Notes will be determined as set forth in the form of Notes. Interest on Floating Rate Book-Entry Notes will be calculated on the basis of actual days elapsed and a year of 360 days except that in the case of Treasury Rate Notes, interest will be calculated on the basis of the actual number of days in the year.

Payments of Principal

and Interest:

Payments of Interest.    Not later than three days prior to the Interest Payment Date, the Trustee or the Common Depositary, as applicable, will deliver to the Company and the relevant clearing systems a written notice specifying by CUSIP number and/or ISIN number or Common Code the amount of interest to be paid on each Global Security other than an Amortizing Note on the following Interest Payment Date (other than an Interest Payment Date coinciding with maturity or any earlier redemption or repayment date) and the total of such amounts. In the case of DTC Book-Entry Notes, DTC will confirm the amount payable on each such Global Security on such Interest Payment Date by reference to the daily bond reports published by Standard & Poor’s Corporation. In the case of Amortizing Notes that are DTC Book-Entry Notes, the Trustee will provide separate written notice to DTC prior to each Interest Payment Date at the time and in the manner set forth in the Letter of Representations. The Company will pay to the Trustee, as paying agent, the total amount of interest due on such Interest Payment Date (and, in the case of an Amortizing Note, principal and interest) (other than at maturity), and the Trustee will pay the appropriate amounts to DTC and to, or to the order of, the Common Depositary based on their respective holdings of the related Global Securities at the times and in the manner set forth below under “Manner of Payment.” If any Interest Payment Date for a Fixed Rate Book-Entry Note is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day and no interest shall accrue on such payment for the period from and after such Interest Payment Date.

Payments at Maturity or Upon Redemption or Repayment.    On or about the first Business Day of each month, the Trustee will deliver to the Company and the relevant clearing systems a written list of principal and interest to be paid on each Global Security other than an Amortizing Note maturing either at maturity or on a redemption or repayment date in the following month. The Company and, in the case of DTC Book-Entry Notes, DTC, will confirm the amounts of such principal and interest payments with respect to each such Global Security on or about the fifth Business Day preceding the Maturity Date or redemption or repayment date of such Global Security. In the case of Amortizing Notes that are DTC Book-Entry Notes, the Trustee will provide separate written notice to DTC prior to the Maturity Date and any redemption or repayment date, as the case may be, at the times and in the manner set forth in the Letter of Representations. The Company will pay to the Trustee, as the paying agent, the principal amount of such Global Security, together with interest due at such Maturity Date or redemption or repayment date. The Trustee will pay the appropriate amounts to DTC and to, or to the order of, the Common Depositary based on their respective holdings of the related Global Securities at the times and in the manner set forth below under “Manner of Payment.” If any Maturity Date or redemption or repayment date of a Global Security representing Book-Entry Notes is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day with respect to such Note, except that, in the case of Book-Entry LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date or redemption or repayment date shall be the immediately preceding day that is a Business Day with respect to such Book-Entry LIBOR Note. Promptly after payment to DTC or to, or to the order of, the Common Depositary, as the case may be, of the principal and interest due on the Maturity Date or redemption or repayment date of such Global Security, the Trustee will cancel such Global Security in accordance with the terms of the Indenture and deliver it to the Company with a certificate of cancellation.

Manner of Payment.    The total amount of any principal and interest due on Global Securities on any Interest Payment Date or at maturity or upon redemption or repayment shall be paid by the Company to the Trustee in funds available for immediate use by the Trustee not later than 9:30 A.M. (local time) on such date. Payment shall be made prior to 10:00 A.M. (local time) or as soon thereafter as practicable, on each Maturity Date or redemption or repayment date or, if either such date is not a Business Day, as soon as possible thereafter, and the Trustee will pay by separate wire transfer to, or to the order of, the Common Depositary or to DTC, as the case may be (in the case of payments to DTC, using Fed wire message entry instructions in a form previously specified by DTC to an account at the Federal Reserve Bank of New York previously specified by DTC), in funds available for immediate use by the Common Depositary or DTC, as the case may be, each payment of principal (together with interest thereon) due on Global Securities on any Maturity Date or redemption or repayment date. On each Interest Payment Date or, if any such date is not a Business Day, as soon as possible thereafter, interest payments and, in the case of Amortizing Notes, interest and principal payments shall be made to, or to the order of, the Common Depositary or to DTC, as the case may be, in same day funds in accordance with existing arrangements between the Trustee, the Common Depositary and DTC. Thereafter, on each such date (i) the Common Depositary will credit, or procure the credit to, the accounts of Clearstream, Luxembourg and Euroclear, in accordance with their respective operating procedures then in effect, the proportionate amounts in funds available for immediate use attributable to the respective holdings of their Participants of the Book-Entry Notes represented by such Global Securities and (ii) DTC will pay, in accordance with its SDS operating procedures then in effect, such amounts in funds available for immediate use to the respective Participants in whose names the DTC Book-Entry Notes represented by such Global Securities are recorded in the book-entry system maintained by DTC. Neither the Company nor the Trustee shall have any responsibility or liability for the payment by the Common Depositary (or the Trustee acting on its behalf) or DTC to such Participants of the principal of and interest on the Book-Entry Notes.

Withholding Taxes.    The amount of any taxes required under applicable law to be withheld from any interest payment on a Book-Entry Note will be determined and withheld by the Participant, indirect participant in DTC, Clearstream, Luxembourg or Euroclear, as the case may be, or other person responsible for forwarding payments directly to the beneficial owner of such Note.

Preparation of Pricing Supplement:

If any order to purchase a Book-Entry Note is accepted by or on behalf of the Company, the Company will prepare a pricing supplement (a “Pricing Supplement”) reflecting the terms of such Note and will arrange to file such Pricing Supplement with the Commission in accordance with the applicable paragraph of Rule 424 under the Act, and, (i) in the case of Notes to be listed on the Luxembourg Stock Exchange, will cause the Listing Agent to file such Pricing Supplement with the Luxembourg Stock Exchange or (ii) in the case of other Listed Notes, in accordance with the relevant Listing

Rules, will deliver the number of copies of such Pricing Supplement to the relevant Agent as such Agent shall request by the close of business on the following Business Day. The relevant Agent will cause such Pricing Supplement to be delivered to the purchaser of the Note. In each instance that a Pricing Supplement is prepared, the Agents receiving such Pricing Supplement will affix the Pricing Supplement to Prospectuses prior to their use. Outdated Pricing Supplements, and the Prospectuses to which they are attached (other than those retained for files), will be destroyed.

Settlement:

The receipt by the Company of immediately available funds in payment for a Book-Entry Note and the authentication and issuance of the Global Security representing such Note shall constitute “settlement” with respect to such Note. All orders accepted by the Company will be settled on the fifth Business Day pursuant to the timetable for settlement set forth below unless the Company and the purchaser agree to settlement on another day, which shall be no earlier than the next Business Day.

Settlement Procedures:	Settlement Procedures with regard to each Book-Entry Note sold by the Company to or through an Agent shall be as follows:

A.	The relevant Agent will advise the Company by telephone that such Note is a Book-Entry Note and of the following settlement information:

1.	Principal amount and Specified Currency.

2.	Maturity Date.

3.    In the case of a Fixed Rate Book-Entry Note, the Interest Rate, the applicability of Annual Interest Payments and whether such Note is an Amortizing Note and, if so, the amortization schedule, or, in the case of a Floating Rate Book-Entry Note, the Initial Interest Rate (if known at such time),

Interest Payment Dates, Interest Payment Period, Calculation Agent, Base Rate, Index Maturity, Interest Reset Period, Initial Interest Reset Date, Interest Reset Dates, Spread or Spread Multiplier (if any), Minimum Interest Rate (if any), Maximum Interest Rate (if any) and the Alternate Rate Event Spread (if any).

4.	Redemption or repayment provisions, if any.

5.	Settlement date and time.

6.	Price.

7.	Agent’s commission, if any, determined as provided in the Agreement.

8.	Whether the Note is an OID Note, and if it is an OID Note, the total amount of OID, the yield to maturity, the initial accrual period OID and the applicability of Modified Payment upon Acceleration (and, if so, the Issue Price).

9.	Whether such Note is to be a Listed Note and, if so, the stock exchange, competent listing authority and/or quotation system on or by which it is to be listed, quoted and/or traded.

10.	Whether such Book-Entry Note is to be registered in the name of a nominee of DTC or a nominee of the Common Depositary.

11.	Any other applicable Terms.

B.	The Company will advise the Trustee by telephone or electronic transmission (confirmed in writing at any time on the same date) of the information set forth in Settlement Procedure “A” above. The Trustee will forward such information

(i) in the case of Notes to be listed on the Luxembourg Stock Exchange, to the listing Agent or (ii) in the case of other Listed Notes, to the relevant stock exchange, competent listing authority and/or quotation system in accordance with the relevant Listing Rules. In the case of DTC Book-Entry Notes, the Trustee will then assign a CUSIP number to the Global Security representing such Note and will notify the Company and the Agent of such CUSIP number by telephone as soon as practicable. In the case of other Book-Entry Notes, the Trustee will telephone each of Clearstream, Luxembourg and Euroclear with a request for an ISIN number and Common Code for the Book-Entry Notes represented by each Global Security deposited with the Common Depositary and will notify the Company and the Agent of such ISIN number and Common Code by telephone as soon as practicable.

C.	If such Note is a DTC Book-Entry Note, the Trustee will enter a pending deposit message through DTC’s Participant Terminal System, providing the following settlement information to DTC, the relevant Agent and Standard & Poor’s Corporation:

1.	The information set forth in Settlement Procedure “A”.

2.	The Initial Interest Payment Date for such Note, the number of days by which such date succeeds the related DTC Record Date (which in the case of Floating Rate Notes which reset daily or weekly, shall be the date five calendar days immediately preceding the applicable Interest Payment Date and, in the case of all other Notes, shall be the Record Date as defined in the Note) and, if known, amount of interest payable on such Initial Interest Payment Date.

3.	The CUSIP number of the Global Security representing such Note.

4.	Whether such Global Security will represent any other Book-Entry Note (to the extent known at such time).

5.	Whether such Note is an Amortizing Note (by an appropriate notation in the comments field of DTC’s Participant Terminal System).

6.	The number of Participant accounts to be maintained by DTC on behalf of the Agents and the Trustee.

D.	The Trustee will complete and authenticate the Global Security representing such Note.

E.	DTC Book-Entry Notes. DTC will credit such Note to the Trustee’s participant account at DTC.

Other Book-Entry Notes. The Trustee will give instructions to Clearstream, Luxembourg and Euroclear to credit the respective amounts of Notes represented by such Global Security and held initially by such clearing system to the distribution account of the Trustee in each clearing system.

F.	DTC Book-Entry Notes. The Trustee will enter an SDS deliver order through DTC’s Participant Terminal System instructing DTC to (i) debit such Note to the Trustee’s participant account and credit such Note to the relevant Agent’s participant account and (ii) debit such Agent’s settlement account and credit the Trustee’s settlement account for an amount equal to the price of such Note less such Agent’s commission, if any. The entry of such a deliver order shall constitute a representation and warranty by the

Trustee to DTC that the Global Security representing such DTC Book-Entry Note has been issued and authenticated.

Other Book-Entry Notes. At settlement, the Trustee will instruct Clearstream, Luxembourg and Euroclear to debit, on the settlement date, from the distribution account of the Trustee in such clearing system, the principal amount of Notes with respect to which the Agent has solicited an offer to purchase and to credit, on the settlement date, such principal amount to the account of the Agent with the relevant clearing system against payment of the purchase price of such Notes.

G.	In the case of DTC Book-Entry Notes, unless the relevant Agent purchased such Note as principal, such Agent will enter an SDS deliver order through DTC’s Participant Terminal System instructing DTC (i) to debit such Note to such Agent’s participant account and credit such Note to the participant accounts of the Participants with respect to such Note and (ii) to debit the settlement accounts of such Participants and credit the settlement account of such Agent for an amount equal to the price of such Note.

H.	In the case of DTC Book-Entry Notes, transfers of funds in accordance with SDS deliver orders described in Settlement Procedures “F” and “G” will be settled in accordance with SDS operating procedures in effect on the settlement date.

I.	The Trustee will credit to the account of the Company maintained in the Specified Currency and notified to the Trustee from time to time in writing, in funds available for immediate use, the amount transferred to the Trustee in accordance with Settlement Procedure “F”.

J.	Unless the relevant Agent purchased such Note as principal, such Agent will confirm the purchase of such Note to the purchaser either by transmitting to the Participants with respect to such Note a confirmation order or orders through DTC’s institutional delivery system or by mailing a written confirmation to such purchaser.

K.	Monthly, the Trustee will send to the Company a statement setting forth the principal amount of Notes outstanding as of that date under the Indenture and setting forth a brief description of any sales of which the Company has advised the Trustee but which have not yet been settled.

Settlement

Procedures

Timetable:

For sales by the Company of Book-Entry Notes to or through an Agent for settlement on the first Business Day after the sale date, Settlement Procedures “A” through “J” set forth above shall be completed as soon as possible but not later than the respective times (New York City time in the case of DTC Book-Entry Notes; local time in the case of any other Book-Entry Notes) set forth below:

Settlement Procedure	Time
A.	11:00 A.M. on the sale date
B.	12:00 Noon on the sale date
C.	2:00 P.M. on the sale date
D.	9:00 A.M. on settlement date
E.	10:00 A.M. on settlement date
F.	2:00 P.M. on settlement date
G.	2:00 P.M. on settlement date
H.	4:45 P.M. on settlement date
I-J	5:00 P.M. on settlement date

If a sale is to be settled more than one Business Day after the sale date, Settlement Procedures “A”, “B” and “C” shall be completed as soon as practicable but no later than 11:00 A.M., 12 Noon and 2:00 P.M., respectively, on the first Business Day after the sale date. If the Initial Interest Rate for a Floating Rate Book-Entry Note has not been determined at the time that Settlement Procedure “A” is completed, Settlement Procedure “B” and “C” shall be completed as soon as such rate has been determined but no later than 12 Noon and 2:00 P.M., respectively, on the second Business Day before the settlement date. In the case of Book-Entry Notes other than DTC Book-Entry Notes, Settlement Procedure “D”, “E” and “F” shall be completed at the corresponding times on the Business Day before the settlement date. Settlement Procedure “H” is subject to extension in accordance with any extension of Fed wire closing deadlines and in the other events specified in the SDS operating procedures in effect on the settlement date. In the case of Book-Entry Notes, other than DTC Book-Entry Notes, in a Specified Currency other than U.S. dollars where same day settlement is ordinarily not possible, Settlement Procedure “I” shall be completed at the corresponding time on the Business Day before the settlement date. In the case of DTC Book-Entry Notes, if settlement of a Book-Entry Note is rescheduled or cancelled, the Trustee, after receiving notice from the Company or the Agent, will deliver to DTC, through DTC’s Participant Terminal System, a cancellation message to such effect by no later than 2:00 P.M. on the Business Day immediately preceding the scheduled settlement date.

Failure to Settle:

DTC Book-Entry Notes.    If the Trustee fails to enter an SDS deliver order with respect to a Book-Entry Note pursuant to Settlement Procedure “F”, the Trustee may deliver to DTC, through DTC’s Participant Terminal System, as soon as practicable a withdrawal message instructing DTC to debit such Note to the Trustee’s participant account, provided that the Trustee’s participant account contains a principal amount of the Global Security representing such Note that is at least equal to the principal amount to be debited. If a withdrawal message is processed with respect to all the Book-Entry Notes represented by a Global Security, the

Trustee will mark such Global Security “cancelled,” make appropriate entries in the Trustee’s records and send such cancelled Global Security to the Company. The CUSIP number assigned to such Global Security shall, in accordance with CUSIP Service Bureau procedures, be cancelled and not immediately reassigned. If a withdrawal message is processed with respect to one or more, but not all, of the Book-Entry Notes represented by a Global Security, the Trustee will exchange such Global Security for two Global Securities, one of which shall represent such Book-Entry Note or Notes and shall be cancelled immediately after issuance and the other of which shall represent the remaining Book-Entry Notes previously represented by the surrendered Global Security and shall bear the CUSIP number of the surrendered Global Security.

If the purchase price for any Book-Entry Note is not timely paid to the Participants with respect to such Note by the beneficial purchaser thereof (or a person, including an indirect participant in DTC, acting on behalf of such purchaser), such Participants and, in turn, the relevant Agent may enter SDS deliver orders through DTC’s Participant Terminal System reversing the orders entered pursuant to Settlement Procedures “F” and “G”, respectively. Thereafter, the Trustee will deliver the withdrawal message and take the related actions described in the preceding paragraph.

Notwithstanding the foregoing, upon any failure to settle with respect to a Book-Entry Note, DTC may take any actions in accordance with its SDS operating procedures then in effect.

In the event of a failure to settle with respect to one or more, but not all, of the Book-Entry Notes to have been represented by a Global Security, the Trustee will provide, in accordance with Settlement Procedures “D” and “F”, for the authentication and issuance of a Global Security representing the Book-Entry Notes to be represented by such Global Security and will make appropriate entries in its records.

Other Book-Entry Notes.    If the Agent shall have advanced its own funds for payment against subsequent receipt of funds from a purchaser and such purchaser shall fail to make payment for a Note, the Agent will promptly notify the Company, the Trustee, the Common Depositary, Clearstream, Luxembourg and Euroclear, in each case by telephone, promptly confirmed in writing (but no later than the next Business Day). In such event, the Company shall promptly instruct the Trustee to cancel such purchaser’s interest in the Global Security representing such Note. Upon confirmation from the Trustee in writing (which may be given by telex or telecopy) that the Trustee has cancelled such purchaser’s interest in the Global Security and confirmation from the Agent in writing (which may be given by telex or telecopy) that the Agent has not received payment from such purchaser for the Note, the Company will promptly pay to the Agent an amount in immediately available funds equal to the amount previously paid by the Agent in respect of such Note. Such payment will be made on the settlement date, if possible, and in any event not later than 12:00 Noon (local time) on the Business Day following the settlement date. The Trustee, Common Depositary, Clearstream, Luxembourg and Euroclear will make or cause to be made such revisions or notations to the Global Security and their other records as are necessary to reflect the cancellation of such portion of the Global Security.

Notice of Issuance

to the Luxembourg

Stock Exchange:

The Listing Agent will provide information with respect to each tranche of Notes to be listed on the Luxembourg Stock Exchange to such Exchange and will advise the Company and the Trustee in writing as to the effectiveness of the listing of such Notes by the close of business on the related settlement date. To the extent required by the Luxembourg Stock Exchange, the Agent will provide the Listing Agent with secondary market information regarding any tranche of Notes listed on the Luxembourg Stock Exchange and the Listing Agent will provide such information to the Luxembourg Stock Exchange.

The Listing Agent will, on a regular basis, provide the Luxembourg Stock Exchange with such information as such Exchange may require regarding any tranches of notes that are listed on such Exchange and are issued and outstanding.

PART II:  ADMINISTRATIVE PROCEDURES FOR CERTIFICATED NOTES

The Trustee will serve as registrar in connection with the Certificated Notes.

Issuance:

Each Certificated Note will be dated and issued as of the date of its authentication by the Trustee. Each Certificated Note will bear an Original Issue Date, which will be (i) with respect to an original Certificated Note (or any portion thereof), its original issuance date (which will be the settlement date) and (ii) with respect to any Certificated Note (or portion thereof) issued subsequently upon transfer or exchange of a Certificated Note or in lieu of a destroyed, lost or stolen Certificated Note, the original issuance date of the predecessor Certificated Note, regardless of the date of authentication of such subsequently issued Certificated Note.

Registration:	Certificated Notes will be issued only in fully registered form without coupons.

Transfers and

Exchanges:

A Certificated Note may be presented for transfer or exchange at the corporate trust office of the Trustee. Certificated Notes will be exchangeable for other Certificated Notes having identical terms but different denominations without service charge. Certificated Notes will not be exchangeable for Book-Entry Notes.

Maturities:	Each Certificated Note will mature on a date from nine months to 60 years from its date of issue.

Currency:

The currency denomination with respect to any Certificated Note and the payment of interest and the repayment of principal with respect to any such Certificated Note shall be as set forth therein and in the applicable Pricing Supplement.

Denominations:

The denomination of any Certificated Note will be a minimum of 100,000 units of the Specified Currency or an integral multiple of 1,000 units of such Specified Currency in excess thereof, unless otherwise specified in the applicable Pricing Supplement.

Interest:

General.    Interest on each Certificated Note will accrue from the Original Issue Date of such Note for the first interest period and from the most recent date to which interest has been paid for all subsequent interest periods. Each payment of interest on a Certificated Note will include interest accrued to but excluding the Interest Payment Date; provided that in the case of Floating Rate Notes which reset daily or weekly, interest payments will include interest accrued to and including the Record Date immediately preceding the Interest Payment Date, except that at maturity or earlier redemption or repayment, the interest payable will include interest accrued to, but excluding, the Maturity Date or the date of redemption or repayment, as the case may be.

Fixed Rate Certificated Notes.    Unless otherwise specified pursuant to Settlement Procedure “A” below, interest payments on Fixed Rate Certificated Notes, other than Amortizing Notes, will be made semiannually on March 15 and September 15 of each year (or, if so indicated in such Note, annually on September 15 of each year) and at maturity or upon any earlier redemption or repayment and Certified Amortizing Notes will pay principal and interest semiannually each March 15 and September 15, or quarterly each March 15, June 15, September 15, and

December 15, and at maturity or upon any earlier redemption or repayment; provided, however, that in the case of Certificated Fixed Rate Notes issued between a Record Date and an Interest Payment Date, the first interest payment will be made on the Interest Payment Date following the next succeeding Record Date.

Floating Rate Certificated Notes.    Interest payments will be made on Floating Rate Certificated Notes monthly, quarterly, semiannually or annually. Interest will be payable, in the case of Floating Rate Certificated Notes with a daily, weekly or monthly Interest Reset Date, on the third Wednesday of each month or on the third Wednesday of March, June, September and December, as specified pursuant to settlement procedure “A” below; in the case of Notes with a quarterly interest Payment Reset Date, on the third Wednesday of March, June, September and December of each year; in the case of Notes with a semi-annual Interest Reset Date, on the third Wednesday of the two months specified pursuant to Settlement Procedure “A” below; and in the case of Notes with an annual Interest Reset Date, on the third Wednesday of the month specified pursuant to Settlement Procedure “A” below; provided, however, that if an Interest Payment Date for Floating Rate Certificated Notes would otherwise be a day that is not a Business Day with respect to such Floating Rate Certificated Notes, such Interest Payment Date will be the next succeeding Business Day with respect to such Floating Rate Certificated Notes, except that in the case of a LIBOR Note if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day; and provided, further, that in the case of a Floating Rate Certificated Note issued between a Record Date and an Interest Payment Date, the first interest payment will be made on the Interest Payment Date following the next succeeding Record Date.

Calculation of Interest:	Fixed Rate Certificated Notes. Interest on Fixed Rate Certificated Notes (including interest for partial periods) will be calculated on the basis of a year of twelve thirty-day months.

Floating Rate Certificated Notes.    Interest rates on Floating Rate Certificated Notes will be determined as set forth in the form of such Notes. Interest on Floating Rate Certificated Notes will be calculated on the basis of actual days elapsed and a year of 360 days except that in the case of Treasury Rate Notes, interest will be calculated on the basis of the actual number of days in the year.

Payments of

Principal and

Interest:

The Trustee will pay the principal amount of each Certificated Note at maturity or upon redemption or repayment upon presentation and surrender of such Note to the Trustee. Such payment, together with payment of interest due at maturity or upon redemption or repayment of such Note, will be made in funds available for immediate use by the Trustee and in turn by the holder of such Note. Certificated Notes presented for payment to the Trustee at maturity or upon redemption or repayment will be cancelled by the Trustee and delivered to the Company with a certificate of cancellation. All interest payments on a Certificated Note (other than interest due at maturity or upon redemption or repayment) will be made by check drawn on the Trustee (or another person appointed by the Trustee) and mailed by the Trustee to the person entitled thereto as provided in such Note and the Indenture; provided, however, that the holder of $5,000,000 or more of Notes having the same Interest Payment Date will be entitled to receive payment by wire transfer of immediately available funds. Following each Record Date, the Trustee will furnish the Company with a list of interest payments to be made on the following Interest Payment Date for each Certificated Note and in total for all Certificated Notes. Interest at maturity or upon redemption or repayment will be payable to the person to whom the payment of principal is payable. The Trustee will provide monthly to the Company lists of principal and interest, to the extent ascertainable, to be paid on Certificated Notes maturing or to be redeemed in the next month. The Trustee will be responsible for withholding taxes on interest paid on Certificated Notes as required by applicable law.

If any Interest Payment Date or the Maturity Date or redemption or repayment date of a Fixed Rate Certificated Note is not a Business Day, the payment due on such day shall be made on the next succeeding Business Day and no interest on such payment for the period from and after such Interest Payment Date, Maturity Date or redemption or repayment date, as the case may be. If any Interest Payment Date or the Maturity Date or redemption or repayment date for any Certificated Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date, Maturity Date or redemption or repayment date will be the following day that is a Business Day with respect to such Note, except that, in the case of a Certificated LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date shall be the immediately preceding day that is a Business Day with respect to such Certificated LIBOR Note.

Preparation of

Pricing Supplement:

If any order to purchase a Certificated Note is accepted by or on behalf of the Company, the Company will prepare a pricing supplement (a “Pricing Supplement”) reflecting the terms of such Note and will arrange to file such Pricing Supplement with the Commission in accordance with the applicable paragraph of Rule 424 under the Act, and, (i) in the case of Notes to be listed on the Luxembourg Stock Exchange, will cause the Listing Agent to file such Pricing Supplement with the Luxembourg Stock Exchange or (ii) in the case of other Listed Notes, in accordance with the relevant Listing Rules, will deliver the number of copies of such Pricing Supplement to the relevant Agent as such Agent shall request by the close of business on the following Business Day. The relevant Agent will cause such Pricing Supplement to be delivered to the purchaser of the Note.

In each instance that a Pricing Supplement is prepared, the Agents receiving such Pricing Supplement will affix the Pricing Supplement to Prospectuses prior to their use. Outdated Pricing Supplements, and the Prospectuses to which they are attached (other than those retained for files), will be destroyed.

Settlement:

The receipt by the Company of immediately available funds in exchange for an authenticated Certificated Note delivered to the relevant Agent and such Agent’s delivery of such Note against receipt of immediately available funds shall constitute “settlement” with respect to such Note. All offers accepted by the Company will be settled on or before the fifth Business Day next succeeding the date of acceptance pursuant to the timetable for settlement set forth below, unless the Company and the purchaser agree to settlement on another date.

Settlement

Procedures:	Settlement Procedures with regard to each Certificated Note sold by the Company to or through an Agent shall be as follows:

A.	The relevant Agent will advise the Company by telephone that such Note is a Certificated Note and of the following settlement information:

1.	Name in which such Note is to be registered (“Registered Owner”).

2.	Address of the Registered Owner and address for payment of principal and interest.

3.	Taxpayer identification number of the Registered Owner (if available).

4.	Principal amount.

5.	Maturity Date.

6.	In the case of a Fixed Rate Certificated Note, the Interest Rate, the applicability of Annual Interest Payments and whether such Note is an Amortizing Note and, if so, the amortization schedule, or, in the case of a Floating Rate Certificated Note, the Initial Interest Rate (if known at such time),

Interest Payment Dates, Interest Payment Period, Calculation Agent, Base Rate, Index Maturity, Interest Reset Period, Interest Reset Dates, Spread or Spread Multiplier (if any), Minimum Interest Rate (if any), Maximum Interest Rate (if any), and the Alternate Rate Event Spread (if any).

7.	Redemption or repayment provisions, if any.

8.	Settlement date and time.

9.	Price.

10.	Agent’s commission, if any, determined as provided in the Agreement.

11.	Denominations.

12.	Specified Currency.

13.	Whether the Note is an OID Note, and if it is an OID Note, the total amount of OID, the yield to maturity, the initial accrual period OID and the applicability of Modified Payment upon Acceleration (and, if so, the Issue Price).

14.	Whether the Note is an Indexed Note, and if it is an Indexed Note, the Indexed Currency, the Currency Base Rate and the Determination Agent.

15.	Whether the Note is a Dual Currency Note, and if it is a Dual Currency Note, the Face Amount Currency, the Optional Payment Currency, the Designated Exchange Rate, the Option Election Dates and the Option Value Calculation Agent.

16.	Whether such Notes is to be a Listed Note and, if so, the stock exchange, competent listing authority and/or quotation system on or by which it is to be listed, quoted and/or traded.

17.	Any other applicable terms.

B.	The Company will advise the Trustee by telephone or electronic transmission (confirmed in writing at any time on the sale date) of the information set forth in Settlement Procedure “A” above.

C.	The Company will have delivered to the Trustee a pre-printed four ply packet for such Note, which packet will contain the following documents in forms that have been approved by the Company, the relevant Agent and the Trustee:

1.	Note with customer confirmation.

2.	Stub One—For the Trustee.

3.	Stub Two—For the relevant Agent.

4.	Stub Three—For the Company.

D.	The Trustee will complete such Note and authenticate such Note and deliver it (with the confirmation) and Stubs One and Two to the relevant Agent, and such Agent will acknowledge receipt of the Note by stamping or otherwise marking Stub One and returning it to the Trustee. Such delivery will be made only against such acknowledgment of receipt and evidence that instructions have been given by such Agent for payment to the U.S. dollar account of the Company maintained at the Trustee, New York, New York (or, with respect to Notes payable in a Specified Currency other than U.S. dollars, to an account maintained at a Trustee selected by the Company notified to the relevant Agent from time to time in writing,) in funds available for immediate use, of an amount equal to the price of such Note less such Agent’s commission, if any. In the event that the instructions given by such Agent for payment to the account of the Company are revoked, the Company will as promptly as possible wire transfer to the account of such Agent an amount of immediately available funds equal to the amount of such payment made.

E.	Unless the relevant Agent purchased such Note as principal, such Agent will deliver such Note (with confirmation) to the customer against payment in immediately payable funds. Such Agent will obtain the acknowledgment of receipt of such Note by retaining Stub Two.

F.	The Trustee will send Stub Three to the Company by first-class mail. Periodically, the Trustee will also send to the Company a statement setting forth the principal amount of the Notes Outstanding as of that date under the Indenture and setting forth a brief description of any sales of which the Company has advised the Trustee but which have not yet been settled.

Settlement

Procedures

Timetable:

For sales by the Company of Certificated Notes to or through an Agent, Settlement Procedures “A” through “F” set forth above shall be completed on or before the respective times (New York City time) set forth below:

Settlement Procedure	Time
A.	2:00 P.M. on day before settlement date
B.	3:00 P.M. on day before settlement date
C-D	2:15 P.M. on settlement date
E	3:00 P.M. on settlement date
F	5:00 P.M. on settlement date

Failure to Settle:	If a purchaser fails to accept delivery of and make payment for any Certificated Note, the relevant Agent will notify the Company and the Trustee by telephone and return such Note to the Trustee. Upon receipt of such notice, the Company will immediately wire transfer to the account of such Agent an amount equal to the amount previously credited thereto in respect of such Note. Such wire transfer will be made on the settlement date, if possible, and in any event not later than the Business Day following the settlement date. If the failure shall have occurred for any reason other than a default by such Agent in the performance of its obligations hereunder and under the Distribution Agreement with the Company, then the Company will reimburse such Agent or the Trustee, as appropriate, on an equitable basis for its loss of the use of the funds during the period when they were credited to the account of the Company. Immediately upon receipt of the Certificated Note in respect of which such failure occurred, the Trustee will mark such Note “cancelled,” make appropriate entries in the Trustee’s records and send such Note to the Company.

Notice of Issuance

to the Luxembourg

Stock Exchange:

The Listing Agent will provide information with respect to each tranche of Notes to be listed on the Luxembourg Stock Exchange to such Exchange and will advise the Company and the Trustee in writing as to the effectiveness of the listing of such Notes by the close of business on the related settlement date. To the extent required by the Luxembourg Stock Exchange, the Agent will provide the Listing Agent with secondary market information regarding any tranche of Notes listed on the Luxembourg Stock Exchange and the Listing Agent will provide such information to the Luxembourg Stock Exchange.

The Listing Agent will, on a regular basis, provide the Luxembourg Stock Exchange with such information as such Exchange may require regarding any tranches of notes that are listed on such Exchange and are issued and outstanding.

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